                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            POWERCERV CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                    April 30, 1998




Dear PowerCerv Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of PowerCerv Corporation (the "Company") on Tuesday, June 2, 1998. The meeting will begin promptly at 10:00 a.m. local time, in the John Jackson Room of the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, in Tampa, Florida.

         The notice of the meeting and proxy statement on the following pages contain information on the formal business of the meeting. Whether or not you expect to attend the meeting, please sign, date, and return your proxy promptly in the enclosed envelope to assure your stock will be represented at the meeting. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

         The continuing interest of the shareholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.

                                    Sincerely,



                                    MARC J. FRATELLO,
                                    Chief Executive Officer

                              POWERCERV CORPORATION
                             400 NORTH ASHLEY DRIVE
                                   SUITE 2700
                              TAMPA, FLORIDA 33602


                                  ------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 2, 1998


         The Annual Meeting of Shareholders (the "Meeting") of PowerCerv Corporation (the "Company") will be held in the John Jackson Room of the Wyndham Harbour Island Hotel, 725 South Harbour Island Boulevard, Tampa, Florida 33602, on Tuesday, June 2, 1998 at 10:00 a.m. (local time), for the following purposes:

         1. To elect five (5) directors, each to hold office until the 1999 Annual Meeting of Shareholders and until his successor is elected and qualified or his earlier resignation, removal from office or death.

         2. To consider and vote upon a proposal to amend the Company's 1995 Stock Option Plan (the "Stock Option Plan") to increase the number of shares available for issuance under the Stock Option Plan from 2,250,000 shares to 3,675,000 shares and to modify certain of the provisions of the Stock Option Plan relating to its administration and other matters.

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only shareholders of record at the close of business on April 28, 1998 are entitled to notice of and to vote at this Meeting and any adjournments thereof. For ten days prior to the Meeting, a complete list of the shareholders entitled to vote at the Meeting will be available for examination by any shareholder for any purpose relating to the Meeting during ordinary business hours at the executive offices of the Company in Tampa, Florida.

                                    By Order of the Board of Directors,



                                    Stephen M. Wagman,
                                    Secretary


Tampa, Florida
April 30, 1998

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT THEY INTEND TO ATTEND THE MEETING. PROXIES ARE REVOCABLE, AND ANY SHAREHOLDER MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON AT THE MEETING.

                              POWERCERV CORPORATION

                                 PROXY STATEMENT


                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION


         This Proxy Statement is first being sent to shareholders on or about May 4, 1998, in connection with the solicitation of proxies by the Board of Directors of PowerCerv Corporation, a Florida corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on June 2, 1998, and at any adjournment thereof (the "Meeting"). Only shareholders of record at the close of business on April 28, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. There were 13,796,767 shares of the Company's common stock, $0.001 par value (the "Common Stock") outstanding and entitled to vote at the close of business on the Record Date. Each share of Common Stock is entitled to one vote on each matter properly brought before the Meeting.

         Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting. If a shareholder specifies in the proxy a choice with respect to any matter to be acted upon, the shares represented by such proxy will be voted as specified. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors and the other proposals described in this Proxy Statement. The Board of Directors knows of no other matters that may be brought before the Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

         Shareholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting.

         Approval of the election of directors will require a plurality of the votes cast at the Meeting, provided a quorum is present. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present in the determination of whether shares of the Common Stock represented at the Meeting constitute a quorum. With respect to matters to be acted upon at the Meeting, abstentions and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

         The expense of preparing, printing, and mailing proxy materials to shareholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Common Stock of the Company.

         The executive offices of the Company are located at 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602, and the Company's telephone number is
(813) 226-2600.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                            CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of April 15, 1998, information as to the Company's Common Stock beneficially owned by: (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table,
(iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                                               AMOUNT AND NATURE
                                                                                 OF BENEFICIAL
  NAME OF BENEFICIAL OWNER (1)                                                   OWNERSHIP (2)          PERCENT
  ------------------------------------------------------------------------     -----------------        -------

  DIRECTORS AND EXECUTIVE OFFICERS:
  Marc J. Fratello (3)....................................................           2,818,933            20.3%
  Roy E. Crippen, III (4).................................................           2,371,833            17.1%
  Michael J. Simmons (5) .................................................             250,100             1.8%
  Stephen M. Wagman (6)...................................................              96,250                *
  Ronald D. Nall (7) .....................................................              65,000                *
  O. G. Greene (8)........................................................              12,000                *
  Stuart C. Johnson (9)...................................................              12,000                *
  Harold R. Ross (10).....................................................           2,489,500            18.0%
  M.J.F. Limited Partnership..............................................           2,761,600            20.0%
  R.C.F. Company Limited Partnership......................................           2,288,500            16.6%
  H.R.R. Limited Partnership..............................................           2,463,500            17.9%
  All directors and executive officers as a group
     (9 persons)(11) .....................................................           8,129,353            56.7%

  5% SHAREHOLDERS:
  Dimensional Fund Advisors Inc. (12) ....................................             866,700             6.3%

--------

*Less than 1%

(1) The business address for Messrs. Fratello, Crippen, Simmons, Wagman, Nall, Greene, Johnson and Ross is c/o PowerCerv Corporation, 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602. The business address for M.J.F. Limited Partnership, R.C.F. Company Limited Partnership and H.R.R. Limited Partnership is 3773 Howard Hughes Parkway, 3rd Floor South, Las Vegas, Nevada 81909. The business address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

(3) Includes 2,735,600 shares held by M.J.F. Limited Partnership, a Nevada limited partnership in which Mr. Fratello and a trust, of which he is trustee, are limited partners, and 83,333 shares that are subject to stock options that are exercisable within 60 days of April 15, 1998.

(4) Includes 2,288,500 shares are held by R.C.F. Company Limited Partnership, a Nevada limited partnership in which Mr. Crippen and a trust, of which he is trustee, are limited partners, and 83,333 shares that are subject to stock options that are exercisable within 60 days of April 15, 1998.

(5) Includes 248,600 shares that are subject to stock options that are exercisable within 60 days of April 15, 1998.

(6) Includes 94,250 shares that are subject to stock options that are exercisable within 60 days of April 15, 1998.

(7) Includes 65,000 shares that are subject to stock options that are exercisable within 60 days of April 15, 1998.

(8) Includes 12,000 shares that are subject to stock options that are exercisable within 60 days of April 15, 1998.

(9) Includes 12,000 shares that are subject to stock options that are exercisable within 60 days of April 15, 1998.

(10) Includes 2,463,500 shares held by H.R.R. Limited Partnership, a Nevada limited partnership in which Harold R. Ross and certain trusts, of which he is trustee, are limited partners, and two separate custodian accounts for Mr. Ross' sons totaling an additional 26,000 shares. Mr. Ross has the voting power and the investment power on the custodian accounts.

(11) Includes 2,489,500 shares beneficially owned by Harold R. Ross. Mr. Ross retired as Chairman and Chief Executive Officer of the Company effective December 31, 1997. In addition, Mr. Ross is not standing for re-election at the upcoming Meeting. Also includes 598,516 shares held by the Named Executive Officers and directors that are subject to stock options exercisable within 60 days of April 15, 1998 (see footnotes 3-9 above), and 105,443 shares held by the other executive officers of the Company that are subject to stock options exercisable within 60 days of April 15, 1998.

(12) The number of shares shown is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1998. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 866,700 shares of the Company, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information as of April 15, 1998, concerning the Company's executive officers, continuing directors, and nominees for director.

                                                                                                           YEAR FIRST
                                                                                                            BECAME A
  NAME                                                    POSITION(S)                         AGE           DIRECTOR
  ---------------------------------     -------------------------------------------------     ---          ----------
  Marc J. Fratello.................     Chairman, Chief Executive Officer and Director        40              1992
  Roy E. Crippen, III..............     Vice Chairman, Chief Technology Officer and           39              1992
                                        Director
  Michael J. Simmons...............     President, Chief Operating Officer and Director       51              1998
  Stephen M. Wagman................     Chief Financial Officer, Treasurer and Secretary      37
  Ronald D. Nall...................     Senior Vice President of Services and Products        51
  Karen L. Surplus.................     Chief Accounting Officer                              38
  O. G. Greene.....................     Director                                              56              1996
  Stuart C. Johnson................     Director                                              55              1996

         MARC J. FRATELLO has served as President and a director of the Company since its inception in 1992, as Chief Operating Officer from December 1995 until December 1997, and as Chairman and Chief Executive Officer since January 1, 1998. Prior to founding the Company in 1992, Mr. Fratello spent 10 years at Unisys Corporation, the last position held being that of Director, CASE/4GL Products. Mr. Fratello also is a director of Software Business Technologies, Inc. and System One Corporation, privately held companies located in San Rafael, California and Tampa, Florida, respectively.

         ROY E. CRIPPEN, III has served as Executive Vice President and Chief Technology Officer of the Company and a director since the Company's inception in 1992, Acting President and Chief Operating Officer from January 1998 through early March 1998, and Vice Chairman of the Company since March 1998. Prior to founding the Company and from March 1991 to April 1992, Mr. Crippen was the Florida Regional Manager for Spectrum Associates, an application and consulting company.

         MICHAEL J. SIMMONS has served as President and Chief Operating Officer of the Company since March 1998. Mr. Simmons served as Chief Financial Officer of Platinum Software Corporation, a financial applications software products company located in Irvine, California, from May 1994 to March 1998. Mr. Simmons served as Executive Vice President and Chief Financial Officer of Dynasty Classics, a manufacturer of home lighting products, from April 1991 through September 1993. From February 1990 through April 1991, Mr. Simmons served as Chief Executive Officer and President of Pro-Tec Sports International, a manufacturer of recumbent exercise bicycles. From August 1986 through May 1989, Mr. Simmons served as Executive Vice President and Chief Financial Officer of CPG, International, a privately held distributor of graphic and fine arts supplies. From 1979 to 1986, Mr. Simmons was Chief Financial Officer and Senior Vice President of Silicon Systems.

         STEPHEN M. WAGMAN has served as Chief Counsel of the Company since August 1995, as Secretary since October 1995, as Senior Vice President and Treasurer since December 1996, and as Chief Financial Officer since March 1998. From July 1988 to August 1995, Mr. Wagman was Vice President, Treasurer and Secretary of International Data Matrix, Inc., a developer of machine vision technology. Mr. Wagman is licensed to practice law in Florida and Ohio.

         RONALD D. NALL has served as Senior Vice President of Research and Development for the Company since March 1997, and Senior Vice President of Products and Services since November 1997. From December 1996 to March 1997, Mr. Nall served as the Vice President of Research and Development for Oracle Corporation in Valhalla, New York. From June 1995 to December 1996, Mr. Nall served as the Vice President of Research and Development for Datalogix, Inc. in Valhalla, New York. Mr. Nall served as Vice President and Applications Products Owner of Computer Associates, Inc., a software developer located in Islandia, N.Y., from June 1986 through June 1995.

         KAREN L. SURPLUS (formerly Karen L. Jaderborg) has served as Controller of the Company since June 1995, and Chief Accounting Officer since October 1996. Prior to joining the Company, Ms. Surplus spent ten years at Florida Progress Corporation and its subsidiaries, the last position held being that of Controller and Assistant Treasurer of Progress Credit Corporation, a financial services subsidiary. Ms. Surplus is a Certified Public Accountant licensed to practice accounting in Florida.

         O. G. GREENE has served as a director of the Company since October 1996. Mr. Greene has served as President and CEO of GridNet International LLC, an enhanced service provider in the telecommunications industry located in Atlanta, since June 1995. From May 1992 to June 1995, Mr. Greene was the Senior Executive Vice President and Chief Operating Officer of First Financial Management Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. From February 1991 to May 1992, Mr. Greene was the President and CEO of National Data Corporation, a firm providing payment systems services to the credit card, check and health care industries in Atlanta. Mr. Greene also is a director of CSTI, a privately held company located in Baltimore, Maryland.

         STUART C. JOHNSON has served as a director of the Company since November 1996. Mr. Johnson founded The Johnson Albright Group, an investment banking firm located in Fairfax, Virginia, in August 1997, and has served as the Chairman and Chief Executive Officer of Bright Light Network Solutions Company, a network integration company aimed at taking mid-market companies into electronic commerce, since January 1998. From June 1993 to June 1997, Mr. Johnson served as the Group President of Large Business and Information Services at Bell Atlantic Corporation in Arlington, Virginia. From April 1992 to June 1993, Mr. Johnson served as the Group President of Regional Services at Bell Atlantic Corporation. Mr. Johnson is also a director of Anstec Corporation, a privately held company located in Fairfax, Virginia.

         The Board of Directors currently consists of six members. In addition to the directors listed in this "Directors and Executive Officers" section, Harold R. Ross has served on the Company's Board of Directors. Mr. Ross is not standing for re-election to the Board of Directors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         During 1997, the Company's Board of Directors held ten meetings. Each member of the Board of Directors attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member. In addition, the Board of Directors took action one time during 1997 by written consent in lieu of a meeting signed by all members of the Board of Directors then in office as permitted by applicable state law.

         The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee, which met four times during 1997, consists of Stuart Johnson, O.G. Greene and Roy Crippen. Mr. Johnson serves as Chairman of this Committee. The duties of the Audit Committee are to recommend to the Board of Directors the selection of the independent certified public accountants, to meet with the independent certified public accountants to review the scope and results of the audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices.

         Prior to January 1, 1998, the Company's Compensation Committee consisted of O.G. Greene, Stuart Johnson and Harold R. Ross. On January 1, 1998, Marc J. Fratello replaced Mr. Ross on this Committee. Mr. Greene serves as the Chairman of this Committee. The Compensation Committee recommends to the Board of Directors the base salary levels and annual discretionary bonuses for the Company's executive officers. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." The Compensation Committee met two times during fiscal 1997. Certain compensation matters relative to Messrs. Fratello, Crippen and Ross were addressed by the full Board of Directors.

         The Company's Stock Option Committee consists of Messrs. Greene, Fratello and Crippen. Mr. Greene serves as the Chairman of the Committee. The Stock Option Committee administers the Company's 1995 Stock Option Plan (the "Stock Option Plan") and makes determinations as to grants of options; provided, however, with respect to options granted to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, the entire Board of Directors shall make such determinations. The Stock Option Committee took action 39 times during 1997 by written consent in lieu of a meeting signed by all members of the Committee then in office as permitted by applicable state law. See "Executive Compensation - Stock Option Plan."

         The Company does not have a nominating committee. This function is performed by the Board of Directors.

COMPENSATION OF DIRECTORS

         Effective June 3, 1997, directors who are not employees of the Company were paid $2,000 for each Board meeting attended. In addition, each non-employee director received an option to purchase 8,000 shares of the Common Stock pursuant to the Stock Option Plan. These options vest ratably over a twelve-month period and have an exercise price of $3.50 per share. All non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. No director who is an employee of the Company receives separate compensation for services rendered as a director.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors, and ten-percent shareholders are required by the Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

         Other than as described below, and based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent shareholders were complied with for fiscal 1997. On or about February 14, 1998, Stephen M. Wagman filed with the Commission a Form 5, Annual Statement of Changes in Beneficial Ownership, to report certain stock option grants received by him in fiscal 1996. The option grants should have been reported on a Form 5 filed on or before February 14, 1997.

                             EXECUTIVE COMPENSATION

         The following table presents certain information concerning the compensation earned during 1997, 1996 and 1995 by: (i) the current Chief Executive Officer of the Company, and (ii) each of the four most highly compensated executive officers of the Company who earned more than $100,000 in salary and bonus in 1997 (collectively, the "Named Executive Officers").



                         SUMMARY COMPENSATION TABLE (1)

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                           ------------
                                                        ANNUAL COMPENSATION                  NUMBER OF
                                            ---------------------------------------------   SECURITIES
                                                                OTHER      OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR      SALARY (2)   BONUS (3)  COMPENSATION (4)     OPTIONS     COMPENSATION (5)
---------------------------------      ----      ----------   ---------  ----------------  ------------   ----------------
Marc J. Fratello                       1997      $192,000           --      $3,655              --           $  2,450
  Chairman and                         1996       177,000      $36,000       3,710              --              3,100
  Chief Executive Officer              1995       115,625           --          --              --              2,376

Roy E. Crippen, III                    1997       192,000           --       4,005              --              2,406
  Vice Chairman and                    1996       177,000       36,000       4,330              --              3,100
  Chief Technology Officer             1995       115,625           --          --              --              2,376

Stephen M. Wagman (6)                  1997       123,600        2,000          --         $36,000              3,600
  Chief Financial Officer,             1996       100,683        5,072          --          13,500                900
  Treasurer and Secretary              1995        26,503           --          --          12,500                 --

Ronald D. Nall (7)                     1997       158,592           --          --          60,000              1,313
  Senior Vice President,               1996            --           --          --              --                 --
  Services and Products                1995            --           --          --              --                 --

Harold R. Ross (8)                     1997       208,250           --       3,330              --            302,450
  Retired Chief Executive Officer      1996       177,000       36,000       3,775              --              3,100
                                       1995       115,625           --          --              --              2,376

-----------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10 percent of the total of annual salary and bonus reported.

(2) Includes any amount deferred by the Named Executive Officers pursuant to the Company's 401(k) Plan.

(3) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(4) Represents fees paid on the Named Executive Officers' behalf for professional tax advice and other tax-related services.

(5) Except as further described below, "all other compensation" represents matching contributions made by the Company to the Named Executive Officers under the Company's 401(k) Plan. In the case of Harold R. Ross, "all other compensation" includes severance as further described in footnote 8 below.

(6)      Mr. Wagman joined the Company on August 31, 1995.

(7)      Mr. Nall joined the Company on March 10, 1997.

(8) Mr. Ross retired as Chairman and Chief Executive Officer of the Company effective December 31, 1997. Mr. Ross' 1997 salary includes the payment of $20,769 for unused, accrued vacation time. Pursuant to Mr. Ross' employment termination agreement, as of December 31, 1997 the Company was obligated to pay a severance of $300,000 in 24 bi-weekly installments during 1998. The Company expensed this severance amount in December 1997.


OPTION GRANTS IN 1997

         The following table sets forth certain information concerning grants of stock options to each of the Named Executive Officers of the Company during the year ended December 31, 1997. In accordance with the rules of the Securities and Exchange Commission, the potential realizable values under such options are shown based on assumed rates of annual compound stock price appreciation of 5% and 10% over the full option term from the date the option was granted. These assumed rates of appreciation do not represent the Company's estimate or projection of the rate of appreciation of the shares of Common Stock.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                       NUMBER OF SHARES                                                           POTENTIAL REALIZABLE VALUE AT
                       OF COMMON STOCK                                                            ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING       % OF TOTAL OPTIONS                                   PRICE APPRECIATION FOR OPTION TERM
                           OPTIONS        GRANTED TO EMPLOYEES   EXERCISE PRICE    EXPIRATION   ----------------------------------
NAME                     GRANTED (1)         IN FISCAL YEAR         PER SHARE          DATE            5%                 10%
-------------------    ----------------   --------------------   --------------    ----------   ---------------    ---------------
Marc J. Fratello               --                  --                    --             --              --                  --
Roy E. Crippen, III            --                  --                    --             --              --                  --
Stephen M. Wagman           1,000                 0.1%                $3.25           2007           2,044               5,180
                            5,000                 0.6%                 2.68           2007           8,452              21,420
                           30,000                 3.6%                 2.25           2007          42,450             107,578
Ronald D. Nall             60,000                 7.2%                 3.06           2007         115,578             292,898
Harold R. Ross                 --                  --                    --             --              --                  --

(1) All options granted to the Named Executive Officers were granted in fiscal 1997 pursuant to the Company's Stock Option Plan.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1997. No stock options were exercised by the Named Executive Officers during fiscal 1997.

                         NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
NAME                           AT DECEMBER 31, 1997         AT DECEMBER 31, 1997 (1)
----------------------   -------------------------------  ---------------------------
                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                          -----------    -------------    -----------   -------------
Marc J. Fratello                 --              --           --              --
Roy E. Crippen, III              --              --           --              --
Stephen M. Wagman            30,875          31,125           --              --
Ronald D. Nall                   --          60,000           --              --
Harold R. Ross                   --              --           --              --

(1) The market value at December 31, 1997 was equal to or lower than the option exercise price of all unexercised options held by the Named Executive Officers at December 31, 1997.

STOCK OPTION PLAN

      The Company established its Stock Option Plan in June 1995 to provide incentives to key employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company. In January 1996, the Board of Directors and shareholders of the Company amended the Stock Option Plan to increase the number of shares available for issuance from 800,000 to 1,250,000. In April and June 1997, the Board of Directors and the shareholders of the Company amended and restated the Stock Option Plan increasing the number of shares available for issuance from 1,250,000 to 2,250,000, and modifying the provisions of the Stock Option Plan relating to its administration and amendment in order to reflect revisions to Securities and Exchange Commission regulations. In April 1998, the Board of Directors amended the Stock Option Plan, subject to shareholder approval, to increase by 1,425,000 the maximum aggregate number of shares available for issuance under the Stock Option Plan and to modify the provisions of the Stock Option Plan relating to its administration. At the Meeting, the shareholders are being asked to vote for the approval of this amended and restated Stock Option Plan. See "Proposal 2 - Proposal to Amend PowerCerv Corporation 1995 Stock Option Plan."


      The Company's Stock Option Plan provides for the grant to employees of both nonstatutory options and options intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Stock Option Plan is administered by the Stock Option Committee of the Board of Directors. The exercise price per share of Common Stock deliverable upon the exercise of each stock option granted under the Plan is determined by the Stock Option Committee at the date the stock option is granted and as provided in the terms of the Stock Option Plan. Stock options are exercisable in whole or in part on such date or dates as are determined by the Stock Option Committee at the date of the grant. The duration of options granted under the Stock Option Plan is ten years from the date of grant, or such shorter period as determined by the Stock Option Committee. The options are non-transferable other than by will or by the laws of descent and distribution.

401(K) PLAN

         On June 1, 1994, the Company's defined contribution plan (the "401(k) Plan") became effective permitting employees to invest in a variety of funds on a pre-tax basis. In January 1997, the Company amended and restated its 401(k) Plan. All current employees and future employees are eligible to participate in the 401(k) Plan following six months of service to the Company. Participants in the 401(k) Plan may not contribute more than the greater of a specified statutory amount or 12% of his or her pre-tax total compensation. Under the Company match policy, the Company matches 50% of participant contributions to a maximum matching amount of 6% of participant base compensation. Employee contributions vest immediately and Company contributions vest over a six-year period. All Company matching contributions are used to purchase shares of Common Stock of the Company on the open market.

         Effective January 1, 1998, the Company's 401(k) Plan was amended and the Company match policy was changed to a formula based upon the Company's financial performance. Under the amended Company match policy, the Company will match between 30%, 50% or 70% of participant contributions to a maximum matching amount of 6% of participant base compensation. Based upon the Company's fiscal 1997 net income, the Company will match 30% of participant contributions to a maximum matching amount of 6% of participant base compensation during fiscal 1998. Effective March 27, 1998, the Company amended its 401(k) Plan to address certain temporary vesting provisions for Company matched funds.

EMPLOYMENT AGREEMENTS

         Effective April 10, 1997, each of Messrs. Fratello, Crippen, and Ross entered into an Employment, Non-competition, Development and Confidentiality Agreement with the Company. Each of these agreements is for a period of one year plus renewable one-year extensions subject to either the Company's or the executive's right of cancellation. These agreements provide for an annual base salary of $180,000, target annual bonus of up to $120,000, and certain other benefits. These agreements also provide certain piggy-back registration rights to each of these executives. In addition, the Company agreed to pay the executives twelve months of severance pay, including base salary and bonus, in the event their employment is terminated (i) by mutual agreement of the executive and the Company, (ii) by either party after the agreements' twelve month term has elapsed, (iii) by the Company following a disability determination of the executive, or following the Company's early termination of the agreement on certain notice, or (iv) by the executive if the Company breaches the agreement, upon certain changes of control of the Company, or following the executive's formal notice of termination during or after April 1998. Each of these agreements also contains a one-year non-compete provision following its expiration or earlier termination. In an effort to reduce the Company's operating expenses, both Mr. Fratello and Mr. Crippen reduced their 1998 annual base salaries from $180,000 to $80,000. In return, the Board granted an option to each Mr. Fratello and Mr. Crippen for 200,000 shares of Common Stock under the Stock Option Plan. The exercise price for these options was the fair market value on the date of grant. In addition, these options, which expire in February 2008, vest ratably through December 1998.

         Effective December 31, 1997, Harold R. Ross retired as the Chairman and Chief Executive Officer of the Company pursuant to an employment termination agreement. Pursuant to such agreement, which superceded Mr. Ross' employment agreement, the Company agreed to pay Mr. Ross a severance of $300,000 during 1998, and Mr. Ross agreed to certain non-compete provisions with the Company, and further Mr. Ross agreed to provide his continuing assistance to the Company on outstanding matters on an expense-only basis. The Company and Mr. Ross also agreed that if the Company requested him to provide consulting services, Mr. Ross will do so on an hourly fee plus expenses basis.

         Effective April 7, 1998 and in connection with his assuming the additional role as the Company's Chief Financial Officer, Stephen M. Wagman entered into an employment agreement with the Company which superceded the terms of his then existing employment agreement. Mr. Wagman's employment agreement is for a period commencing April 7, 1998 and expiring December 31, 2000, plus renewable one-year extensions subject to either the Company's or Mr. Wagman's right of cancellation. The agreement provides for an annual base salary of $150,000, an annual target bonus of $75,000, and certain other benefits. The terms of Mr.

Wagman's annual target bonus are consistent with other members of the Company's executive management team. In addition, the Company agreed to pay Mr. Wagman twelve months base salary and vest certain of his outstanding stock options as follows: (i) upon a change of control where Mr. Wagman is not offered an equal or better position and compensation package, (ii) if the Company terminated Mr. Wagman without "cause," or (iii) if Mr. Wagman were constructively terminated by the Company.

         Also effective on April 7, 1998, Ronald D. Nall entered into an employment agreement with the Company which superceded the terms of his then existing employment agreement. The employment agreement is for a period commencing April 7, 1998 and expiring December 31, 2000, plus renewable one-year extensions subject to either the Company's or Mr. Nall's right of cancellation. The agreement provides for an annual base salary of $175,000, an annual draw of $20,000, an annual target bonus of $125,000, and certain other benefits. The terms of Mr. Nall's annual target bonus are consistent with other members of the Company's executive management team. In addition, the Company agreed to pay Mr. Nall twelve months base salary and vest certain of his outstanding stock options as follows: (i) upon a change of control where Mr. Nall is not offered an equal or better position and compensation package, (ii) if the Company terminated Mr. Nall without "cause," or (iii) if Mr. Nall were constructively terminated by the Company. This employment agreement also contains a one-year non-compete provision.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Director's Compensation Committee currently consists of Messrs. Greene, Johnson and Fratello. Mr. Fratello is the Chairman and Chief Executive Officer of the Company. Prior to January 1, 1998 and his retirement as the Company's Chairman and Chief Executive Officer, Mr. Ross served on this Committee in place of Mr. Fratello. Messrs. Greene and Johnson are outside directors. In fiscal 1997, all compensation matters relative to Messrs. Fratello, Crippen and Ross were addressed by the full Board of Directors. Messrs. Fratello and Ross have certain relationships with respect to the Company, described elsewhere herein under "Certain Transactions".

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and the "Performance Graph" shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         GENERAL. The Compensation Committee (the "Committee") is currently composed of the Company's Chief Executive Officer, Mr. Fratello and two outside directors of the Company, O.G. Greene and Stuart C. Johnson. The Compensation Committee, or in its absence, the full Board of Directors reviews, recommends and approves changes to the Company's compensation policies and programs. Compensation packages granted to the Company's Chief Executive Officer and other senior management are intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve its corporate objectives in a rapidly changing industry and thereby increase shareholder value. It is the Company's policy to provide incentives to its senior management to achieve these objectives and to reward exceptional performance and contributions to the development of the Company's business. To attain these objectives, the Company's executive management team compensation program includes cash compensation in the form of base salary, annual incentive compensation in the form of discretionary cash bonuses, and long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, and the 401(k) Plan, which are generally available to all employees of the Company.

      BASE SALARIES; ANNUAL DISCRETIONARY BONUSES. Base salaries and annual discretionary bonus amounts have been established for the Chief Executive Officer and several other executive officers in their respective employment agreements. In April 1997, the Board of Directors approved the Employment, Noncompetition, Development and Confidentiality Agreements between the Company and each of Messrs. Fratello, Crippen and Ross. In addition, Messrs. Wagman and Nall have entered into employment agreements with the Company which, among other items, set their respective base salaries and annual discretionary bonus amounts. See "Executive Compensation - Employment Agreements." Factors taken into account for setting the amount of base salary and annual discretionary bonus amounts include current compensation, financial performance of the Company and qualitative factors bearing on an individual's experience, responsibilities, management, leadership abilities and job performance.

           During fiscal 1997, the Chief Executive Officer and other executive officers participated in a compensation plan based upon the performance of the Company. Generally, each participant was eligible to earn an annual bonus target based upon the Company attaining the annual revenue and operating income levels in the Company's financial plan for the year, and also based upon the Company's and/or the executive's fulfillment of certain strategic business accomplishments for the year. No portion of the annual discretionary bonuses were paid to the Chief Executive Officers or the other executive officers of the Company in fiscal 1997.

           STOCK OPTIONS. Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables senior management to share in the appreciation of the value of the Common Stock of the Company. The Board of Directors believes that stock option participation aligns senior management's objectives with long-term stock price appreciation. The Company's Stock Option Plan is administered by the Stock Option Committee. Prior to February 1998, the three founders of the Company did not participate in the Stock Option Plan.

           OTHER BENEFITS. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a 401(k) Plan, maintains medical and insurance plans and other benefits for its employees.

           COMPENSATION OF CHIEF EXECUTIVE OFFICER. Compensation of the Company Chief Executive Officer, Marc J. Fratello, was established in his April 1997 Employment, Noncompetition, Development and Confidentiality Agreement. The Board of Directors approved this employment agreement on April 10, 1997. In 1997, Mr. Fratello's compensation package consisted of the base salary, annual discretionary bonus, and other employee benefit programs similar to other executive officers of the Company. Prior to February 1998, Mr. Fratello did not, however, participate in the Stock Option Plan. In February 1998 and in connection with a salary reduction, Mr. Fratello (and separately, Mr. Crippen) received a stock option to purchase 200,000 shares of Common Stock pursuant to the Stock Option Plan. See "Executive Compensation - Employment Agreements."

           TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The Compensation Committee considered these requirements and the related regulations with respect to 1997 compensation.

                                PERFORMANCE GRAPH

         The following graph presents the Company's total shareholder return of an investment of $100 in cash on March 1, 1996(1) for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market - U.S. Index (the "Nasadaq Index")(2), and
(iii) the Nasdaq Computer & Data Processing Services Stocks represented by companies in SIC code 737 (the "Computer & Data Processing Index")(2). All values and returns assume reinvestment of the full amount of all dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                   FOR THE PERIOD FROM 3/1/96 THROUGH 12/31/97
                  AMONG POWERCERV CORPORATION, THE NASDAQ INDEX
                    AND THE COMPUTER & DATA PROCESSING INDEX


                                    [GRAPH]


         The information presented in the graph above was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

         The graph shown above plotted using the following data:

                                         POWERCERV                                            COMPUTER & DATA
           PERIOD ENDED                 CORPORATION                NASDAQ INDEX              PROCESSING INDEX
     --------------------------  --------------------------  --------------------------  --------------------------
             03/01/96                     $ 100.00                  $ 100.00                     $ 100.00
             03/31/96                       106.36                    101.70                       102.74
             06/30/96                        87.50                    110.00                       114.19
             09/30/96                        29.46                    113.91                       116.47
             12/31/96                        35.71                    119.51                       121.18
              3/31/97                        25.89                    113.08                       112.44
              6/30/97                        24.10                    133.81                       144.19
              9/30/97                        23.21                    156.45                       157.67
             12/31/97                        16.07                    146.71                       148.81

(1) The Company completed the initial public offering of its Common Stock on March 1, 1996. The Company's 1996 and 1997 fiscal years ended on December 31, 1996 and December 31, 1997, respectively. The "Performance Graph" assumes that $100 was invested on March 1, 1996 in the Common Stock at the Company's initial public offering price of $14.00 per share and at the closing sales price for each index on that date. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated periods should not be considered indicative of future shareholder returns.

(2) The Nasdaq Index and the Computer & Data Processing Index are calculated by the Center for Research in Securities Prices.

                              CERTAIN TRANSACTIONS


         The Company obtains many of its new technical employees through placements from a professional recruiting firm named PowerStaff Corporation ("PowerStaff"). The stock of PowerStaff is owned by Messrs. Fratello, Crippen and Ross. See "Management." During fiscal 1997, the Company paid fees to PowerStaff of approximately $5,000 for each employee placed with the Company by PowerStaff. The Company believes that the rates it pays to PowerStaff are below the rates that it would pay to unaffiliated placement services. During 1997, the Company incurred approximately $319,000 in recruiting expenses payable to PowerStaff.

         In September 1996, Marc J. Fratello, currently the Chairman and Chief Executive Officer of the Company and a member of the Board of Directors, joined the board of directors of Software Business Technologies, Inc. ("SBT") following election at SBT's annual meeting of shareholders. In December 1996, the Company purchased a five percent ownership interest in SBT for $1.5 million. During 1997, the Company has provided approximately $8,300 of technical services to SBT. In addition, the Company amended its June 1996 partnering agreement with SBT by expanding the OEM license rights for a license fee of $250,000. This 1997 amendment also provides evaluation license rights to other application products of the Company and reduces the total royalties due under the partnering agreement to $1.75 million from $2 million.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Board of Directors of the Company currently consists of six members, one of which is not standing for re-election. At the Meeting, the five remaining members of the Board of Directors will stand for re-election. The Company's bylaws currently authorize up to nine directors. All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified or earlier resignation, removal from office or death.

         The nominees for election to the Board of Directors are Roy E. Crippen, III, Marc J. Fratello, O.G. Greene, Stuart C. Johnson and Michael J. Simmons. All of the nominees are currently members of the Board of Directors. See "Management - Directors and Executive Officers" for information on such nominees. Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.


                         PROPOSAL 2 - PROPOSAL TO AMEND
                  POWERCERV CORPORATION 1995 STOCK OPTION PLAN

      The Board of Directors and the stockholders approved the adoption of the PowerCerv Corporation 1995 Stock Option Plan (the "Stock Option Plan") in June 1995. Amendments to the Stock Option Plan have been adopted by the Board of Directors and approved by the stockholders from time to time. As of April 17, 1998, the maximum number of shares of the Common Stock of the Company ("Shares") which may be issued upon the exercise of options granted pursuant to the Stock Option Plan is 2,250,000, of which 2,130,884 Shares were outstanding and 59,349 Shares remained available for future stock option grants. The Board of Directors has amended the Stock Option Plan, subject to stockholder approval to increase by 1,425,000 the maximum aggregate number of Shares that may be issued under the Stock Option Plan. The Board of Directors believes that approval of the amendment to the Stock Option Plan is in the best interests of the Company and its stockholders because the availability of an adequate number of Shares reserved for issuance under the Stock Option Plan and the ability to grant stock options is an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company.

      In addition, the Board of Directors adopted Stock Option Plan amendments which relate to the administration of the Stock Option Plan and other matters. These amendments (i) modify the list of events, such as a change of control of the Company, that permit the Company to terminate the options or accelerate vesting, and (ii) clarify that the maximum delay for the expiration of an incentive stock option following an employee's termination of employment is 90 days. While the latter amendment was primarily a clarification of an administrative matter, the former amendment was made to mitigate certain of the potential impacts on the Stock Option Plan of the Company's management changes, such as Mr. Ross' retirement and associated events.

SUMMARY DESCRIPTION OF THE STOCK OPTION PLAN.

      The following discussion of the principal features and effects of the Stock Option Plan is qualified in its entirety by reference to the text of the Stock Option Plan set forth in Exhibit A attached hereto.

      GENERAL. Awards under the Stock Option Plan consist of options to purchase a specified number of Shares at a stated price per share (the "Options"). Generally, the exercise price per share of an Option may not be less than the closing price of a share of Company Common Stock on the Nasdaq Stock Market's National Market on the date the Option is granted. Options granted under the Stock Option Plan may be Options that qualify as "incentive stock options" ("ISOs") pursuant Section 422 of the Code or nonqualified stock options ("NSOs"). The Board of Directors may amend the Stock Option Plan from time to time without approval of the shareholders of the

Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. Currently, federal income tax law requires that the shareholders must approve any amendment to increase the maximum number of Shares that may be issued under the Stock Option Plan. Each Option granted under the Stock Option Plan will be exercisable by the Option recipient in accordance with the vesting schedule established by the Stock Option Committee at the time of grant, during a term not to exceed ten years fixed by the Stock Option Committee. Upon exercise of any Option, payment for Shares as to which the Option is exercised shall be make in cash or by check or wholly or partially in the form of Shares having a fair market value on the date of exercise equal to the exercise price.

      ADMINISTRATION. The Stock Option Plan is administered by the Stock Option Committee appointed by the Board of Directors from among its members (the "Committee"). With respect to Options granted to persons subject to Section 16 of the Securities Exchange Act of 1934, the Committee shall be the entire Board of Directors. The Committee selects the recipients of Options, determines the terms and conditions and number of Shares subject to each Option, and makes any other determinations necessary or advisable for the administration of the Stock Option Plan.

      SHARES SUBJECT TO THE STOCK OPTION PLAN. The Stock Option Plan provides that the total number of Shares that may be purchased pursuant to Options shall not exceed 3,675,000 Shares, representing approximately 21% of the currently outstanding Shares. Previously, the number of Shares issuable pursuant to Options under the Stock Option Plan was limited to 2,250,000. Authority to grant Options under the Stock Option Plan will continue until June 15, 2005, subject to the continued availability of Shares for the granting of Options under the Stock Option Plan. The Shares subject to Options which expire unexercised or are terminated shall again become available for the granting of Options under the Stock Option Plan. In the event of changes in the number or kind of outstanding Shares or certain other events, an appropriate adjustment will be made with respect to existing and future awards.

      ELIGIBILITY. Any person that the Committee designates is eligible to receive an Option under the Stock Option Plan. Only employees of the Company, however, are eligible to receive grants of ISOs. Because the employees of the Company who may participate in the Stock Option Plan and amount of their Options are determined by the Committee in its discretion, it is not possible to state the names or positions of, or the number of Options that may be granted to, the Company's officers and employees.

      TRANSFERABILITY; TERMINATION OF EMPLOYMENT. All Options granted under the Stock Option Plan will be nontransferable and nonassignable except by will or by the laws of descent and distribution.

      An Option generally expires immediately following the last day that the Option recipient is employed by or affiliated with the Company. The Committee, however, may delay the expiration date of the Option to a date after termination of employment or affiliation with the Company. The maximum delay that may be allowed, however, shall be 90 days for an ISO and four years for an NSO. If an Option recipient's employment is terminated for cause, any Option granted to the Option recipient shall expire on the date his/her employment terminates. In the event of an Option recipient's death, an unexercised Option shall expire within 12 months of the date of death.

      CHANGE IN CONTROL AND OTHER EVENTS. Contingent upon the occurrence of one of several events referred to in the Stock Option Plan as "Trigger Events," the Board of Directors may terminate all Options outstanding under the Stock Option Plan effective upon the date of the Trigger Event or may accelerate the expiration of the Options to a date not earlier than the fifteenth day after the date of the Trigger Event. Furthermore, the Board of Directors may accelerate the vesting of any Option in the event of a Trigger Event. If the Board terminates the Options, it shall make, within sixty days after the date of the Trigger Event, cash payments to the Option recipients equal to the difference between the exercise price and the fair market value of the Shares that would have been subject to each recipient's terminated Option on the date of the Trigger Event. The difference under the proposed amendment to the Stock Option Plan from the prior version of the Stock Option Plan is to reduce the likelihood that potential sales of Common Stock by the Company's original founders would cause a Trigger Event to occur.

FEDERAL INCOME TAX CONSEQUENCES.

      INCENTIVE STOCK OPTIONS. An ISO results in no taxable income to the Option recipient or deduction to the Company at the time it is granted or exercised. If the Option recipient retains the stock received as a result of the exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then any gain on the sale of such stock will be treated as long-term capital gain. If the Shares are disposed of during this period, the Option recipient realize taxable ordinary income equal to the lesser of (i) the gain realized by the Option recipient upon such disposition or (ii) the difference between the exercise price and the fair market value of the Shares on the date of exercise. The Company receives a tax deduction only if the Shares are disposed of during such period. The deduction is equal to the amount of taxable income to the Option recipient. To the extent that the aggregate exercise price of the Shares subject to ISOs granted to a key employee under all plans of the Company and any parent or subsidiary of the Company, and that become exercisable for the first time during any calendar year, exceeds $100,000, such ISOs shall be treated as NSOs.

         NON-QUALIFIED STOCK OPTIONS. An NSO results in no taxable income to the Option recipient or deduction to the Company at the time it is granted. Upon exercising such an Option, the Option recipient will realize taxable ordinary income in the amount of the difference between the Option exercise price and the then fair market value of the Shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable ordinary income realized by the Option recipient.

         VOTE REQUIRED AND BOARD OF DIRECTOR RECOMMENDATION. The affirmative vote of the holders of a majority of the Shares represented at the Meeting, at which a quorum is present, is required to approve the Stock Option Plan amendment to increase the maximum aggregate number of Shares that may be issued under the Stock Option Plan and to modify the provisions of the Stock Option Plan relating to the administration of the Stock Option Plan. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN.

              PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING

         Proposals of shareholders intended for presentation at the 1999 Annual Meeting of Shareholders must be received by the Company on or before December 30, 1998, in order to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

         The Company's Articles of Incorporation also require advance notice to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders' meeting. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days' notice prior to public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

         In addition to the matters required to be set forth by the rules of the Securities and Exchange Commission, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth (a) a brief description of the proposal and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal, (c) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice and by other shareholders known to such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal.

         A shareholder's notice with respect to a director nomination must set forth (a) as to each nominee (i) the name, age, business address, and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) all information that would be required to be included in the proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected), and (b) as to the shareholder providing such notice (i) the name and address, as they appear on the Company's books, of the shareholder, and (ii) the class and number of shares of the Company that are beneficially owned by such shareholder on the date of such shareholder notice.

         The complete Articles of Incorporation provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of the Company.

                                  OTHER MATTERS

         The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the judgment of the individuals named in the proxy.

         The Company will provide to any shareholder, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. All such requests should be directed to Stephen M. Wagman, Secretary, PowerCerv Corporation, 400 North Ashley Drive, Suite 2700, Tampa, Florida 33602. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.



                                    By Order of the Board of Directors,



                                    Stephen M. Wagman,
                                    Secretary



Tampa, Florida
April 30, 1998

                                    EXHIBIT A
                              POWERCERV CORPORATION
                             1995 STOCK OPTION PLAN

                     AS AMENDED AND RESTATED APRIL 20, 1998

         (A) PURPOSE. The purpose of this Stock Option Plan (the "Plan") is two-fold. First, the Plan will further the interest of PowerCerv Corporation, a Florida corporation (the "Company"), any subsidiaries it may have and its shareholders by providing incentives in the form of stock option grants to key employees who contribute materially to the success and profitability of the Company. The grants shall recognize and reward outstanding individual performances and contributions and shall give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program shall also assist the Company and any subsidiaries it may have in attracting and retaining key persons. Second, the Plan will provide the Company flexibility and the means to reward directors and other non-employees who render valuable contributions to the Company. The Plan is an amended plan, in restated form, the original plan being established effective as of June 15, 1995.

         (B) DEFINITIONS. The following definitions shall apply to this Plan:

                  (I) "AGREEMENT" means a written agreement entered into between the Company and a Recipient that embodies the terms and restrictions of the Option granted to the Recipient.

                  (II)   "BOARD" means the board of directors of the Company.

                  (III) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (IV) "COMMITTEE" means the Stock Option Committee of disinterested directors appointed by the Board in accordance with paragraph 3 of the Plan.

                  (V) "COMMON STOCK" means the Common Stock, par value $.001 per share, of the Company or such other class of shares or securities to which the Plan may apply pursuant to paragraph 14 of the Plan.

                  (VI)   "COMPANY" means PowerCerv Corporation.

                  (VII) "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board who was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

                  (VIII) "DATE OF GRANT" means the date on which the Option is granted.

                  (IX) "DISPOSE OF" means pledge, hypothecate, give, assign, encumber, sell, grant an option with respect to, or otherwise transfer, to any party whether or not such party is a shareholder of the Company.

                  (X) "EMPLOYEE" means any person employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

                  (XI) "FAIR MARKET VALUE" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the average of the high and low sale prices of the Common Stock as reported by the National Association of Securities Dealer Automated Quotations ("Nasdaq") on that date, if the Common Stock is listed on a stock exchange, the average of the high and low sale prices of the Common Stock on that date, as reported in The Wall Street Journal. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the stock was traded or a price was quoted shall determine the fair market value.

                  (XII) "INCENTIVE STOCK OPTION" means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

                  (XIII) "OPTION" means a stock option granted pursuant to the Plan.

                  (XIV) "OPTION SHAREHOLDER" shall mean a Recipient who has exercised his or her Option.

                  (XV) "OPTION SHARES" means Shares issued upon exercise of an Option.

                  (XVI) "PERMITTED OWNERS" means as of the date of any determination thereof any one or combination of the following (i) Roy E. Crippen III, Marc J. Fratello, Harold R. Ross and any of their respective spouses, estates, lineal descendants (including adoptive children), heirs, executors, personal representatives, administrators and trusts for any of their benefit and
(ii) any other person, as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (each such person, a "Person"), the majority of whose Voting Stock is directly or indirectly owned by any Person described in clause (i) above.

                  (XVII) "PLAN" means this PowerCerv Corporation 1995 Stock Option Plan.

                  (XVIII) "RECIPIENT" means a person who receives an Option.

                  (XIX) "SHARE" means a share of the Common Stock, as adjusted in accordance with paragraph 14 of the Plan.

                  (XX) "SUBSIDIARY" means any corporation fifty percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

                  (XXI) "QUALIFIED PUBLIC OFFERING" means the closing of an underwritten public offering by the Company pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the gross proceeds to the Company before deducting underwriting commissions, discounts and offering expenses, equals or exceeds $20,000,000 and
(ii) the product obtained by multiplying the public offering price per share of Common Stock by the total number of shares to be outstanding immediately following the public offering equals or exceeds $60,000,000.

                  (XXII) "TRIGGER EVENT" means the occurrence of any of the following:

                (i) Any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group, as defined in Sections 13(d)(3) and 14(d)(2) of the 1934 Act (a "Group"), other than the Permitted Owners;

                (ii) The adoption of a plan for the liquidation or dissolution of the Company;

                (iii) The Company consolidates with, or merges with or into, another Person or Group, in a transaction or series of related transactions in which the Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee corporation and (B) the beneficial owners, as defined in Rules 13d-3 and 13d-5 under the 1934 Act (the "Beneficial Owners"), of the outstanding Voting Stock of the Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction;

                (iv) The consummation of any transaction or series of any related transactions (including, without limitation, by way of merger or consolidation) the result of which is that any Person or Group, other than Permitted Owners, becomes the Beneficial Owner of more than 50 percent of the voting power of the Voting Stock of the Company; or

                (v) During any consecutive two-year period, the first day on which a majority of the members of the Board who were members of the Board at the beginning of such period are not Continuing Directors.

                  (XXIII) "VOTING STOCK" means any class or classes of corporate stock or partnership interest pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

         (C) ADMINISTRATION. This Plan shall be administered by a Committee appointed by the Board from among its members; provided, however, that with respect to options granted to persons subject to Section 16 of the 1934 Act, the Committee shall be the entire Board. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee.

         (D) SHARES SUBJECT TO PLAN. Subject to the provisions of paragraph 14 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan shall be 3,675,000. If an Option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

         (E) RECIPIENTS.

                  (I) ELIGIBLE PERSONS. Any person that the Committee in its sole and absolute discretion designates is eligible to receive an Option under this Plan. Only Employees of the Company shall be eligible to receive grants of Incentive Stock Options. The Committee's award of an Option to a Recipient in any year does not require the Committee to award an Option to that Recipient in any other year. Furthermore, the Committee may award different Options to different Recipients and has full discretion to choose whether to grant Options to any eligible person. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the amount of their Options, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective Recipient to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective Recipient's other compensation. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested.

                  (II) NO RIGHT OF EMPLOYMENT. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise shall not be enlarged or otherwise affected by his designation as a Recipient under this Plan, and such designation shall not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any Recipient.

         (F) OPTION REQUIREMENTS. Each Option granted to a Recipient under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Option granted to a Recipient shall satisfy the following requirements:

                  (I) WRITTEN AGREEMENT. Each Option granted to a Recipient shall be evidenced by an Agreement. The terms of the Agreement need not be identical for different Recipients. The Agreement shall include a description of the substance of each of the requirements in this paragraph 6 with respect to that particular Option and shall state whether the Option is an Incentive Stock Option.

                  (II) NUMBER OF SHARES. Each Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

                  (III) EXERCISE PRICE. Except as provided in subparagraph 6(i) of the Plan, the exercise price of each Share subject to an Incentive Stock Option shall equal the Fair Market Value of the Share on the Option's Date of Grant. The exercise price of each Share subject to an Option that is not an Incentive Stock Option shall equal the exercise price designated by the Committee on the Option's Date of Grant.

                  (IV) DURATION OF OPTION. Except as provided in subparagraph 6(i) of the Plan, each Option granted to a Recipient shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Option at grant. If the Recipient's employment or affiliation with the Company terminates before the expiration date of an Option, the Options owned by the Recipient shall expire on the earlier of the date stated in this subparagraph or the date stated in following subparagraphs of this paragraph. Furthermore, expiration of an Option may be accelerated under subparagraph 6(g) of the Plan.

                  (V) VESTING OF OPTION AND EXERCISABILITY. Unless otherwise provided for by the Committee in establishing the terms of the Option Agreement at grant, a Recipient's interest in the Option shall vest according to the schedule described in this subparagraph 6(e) and shall be exercisable as to not more than the vested percentage of the Shares subject to the Option at any point in time. To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised, subject to the provisions of subsection 6(d) of the Plan. Each Option granted under the Plan shall become vested according to the following schedule based on the anniversary of the Date of Grant:

             Anniversary of Date of Grant                   Percent Vested
             ----------------------------                   --------------
               Prior to 1st anniversary                             0%
                          1st                                      25%
                          2nd                                      50%
                          3rd                                      75%
                          4th                                     100%

The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time.

                  (VI) DEATH OR TERMINATION OF SERVICE OR AFFILIATION. In the case of the death of the Recipient, all Options held by the Recipient shall expire on the one year anniversary of the Recipient's death, or if earlier, the date specified in subparagraph 6(d). If the Recipient ceases employment or affiliation with the Company for any reason other than death, all Options held by the Recipient shall lapse immediately following the last day that the Recipient is employed by or affiliated with the Company. However, the Committee may, in its sole and absolute discretion, either at grant of the Option or at the time the Recipient terminates employment or affiliation with the Company, delay the expiration date of the Option to a date after termination of employment or affiliation with the Company. The maximum delay that may be allowed, however, shall be 90 days for an Incentive Stock Option and four years for a Nonqualified Stock Option. Unless otherwise provided for by the Committee in its sole and absolute discretion, during any such delay of the expiration date, the Option may be exercised only for the number of Shares for which it could have been exercised on such termination date pursuant to subparagraph 6(e), subject to any adjustment under paragraph 14 of the Plan. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or Subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by or affiliated with the Company.

                  (VII) TRIGGER EVENT. Contingent upon the occurrence of a Trigger Event, the Board may terminate all Options outstanding under the Plan effective upon the date of the Trigger Event or may accelerate the expiration of the Options to a date not earlier than the fifteenth day after the date of the Trigger Event. Furthermore, the Board may accelerate the vesting of any Option in the event of a Trigger Event. If the Board terminates the Options, it shall make, within sixty days after the date of the Trigger Event, a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Trigger Event.

                  (VIII) CONDITIONS REQUIRED FOR EXERCISE. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to subparagraph 6(e) of the Plan. In addition, no Option granted under this Plan may be exercised unless and until a Qualified Public Offering occurs. Furthermore, each Option granted under the Plan is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by paragraph 12 of the Plan.

                  (IX) TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) shall apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options shall not be considered.

                  (X) MAXIMUM OPTION GRANTS. The aggregate Fair Market Value determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.

         (G) METHOD OF EXERCISE. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (a) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (b) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (c) complies with such other reasonable requirements as the Committee establishes pursuant to paragraph 12 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check or wholly or partially in the form of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price. No person shall have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than one hundred Shares, or, if less, one hundred percent of the full number of Shares as to which it can be exercised. A partial exercise of an Option shall not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

         (H) COMPANY'S RIGHT OF FIRST REFUSAL REGARDING OPTION SHARES. An Option Shareholder who desires to Dispose Of any Option Shares shall first offer the Option Shares to the Company. The Option Shareholder shall provide notice signed by the Option Shareholder to the Company indicating the Option Shareholder's desire to Dispose Of Option Shares. The notice shall also specify the number of Option Shares. The Company shall have the irrevocable and exclusive first option, but not the obligation, to purchase all or a portion of the Option Shares, provided the Company provides notice of its election to purchase the Option Shares within sixty days after the Company receives the Option Shareholder's notice. The purchase price to be paid by the Company for the Option Shares being offered by the Option Shareholder shall be the Fair Market Value of the Option Shares on the date of the Option Shareholder's notice, and payment shall be made in full in cash at closing. In the event of a Qualified Public Offering, the provisions of this paragraph 8 shall cease to be effective.

         (I) COMPANY RIGHT TO REPURCHASE OPTION SHARES. The Company shall have the right to repurchase any Option Shares purchased by a Recipient following such Recipient's termination of service or affiliation with the Company for any reason. The price for repurchasing the Option Shares shall be equal to the exercise price specified in the Option with respect to such Option Shares. Should the Company fail to exercise such repurchase right within sixty days following the date of such Recipient's termination of service or affiliation, the Company shall be deemed to have waived such right. In the event of a Qualified Public Offering, the provisions of this paragraph 9 shall cease to be effective.

         (J) LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its sole and absolute discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a promissory note and any other documents deemed necessary by the Committee.

         (K) DESIGNATION OF BENEFICIARY. Each Recipient shall designate in the Agreement he executes a beneficiary to receive Options awarded hereunder in the event of both his death prior to full exercise of such Options and a delay of the expiration date of such Options in accordance with subparagraph 6(f) of the Plan; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Agreements.

         (L) TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the

Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Shares pursuant to the Plan as a condition to the issuance of Shares upon Option exercise (whether to the Recipient or to his beneficiary).

         Options are exercisable, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this paragraph and to reflect the provisions of paragraphs 8 and 9 of the Plan. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

         Each person who acquires the right to exercise an Option or to ownership of Shares by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

         With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

         (M) ASSIGNABILITY. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of a Recipient, all rights of the Options are exercisable only by the Recipient.

         (N) ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted to Recipients under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

         (O) LIABILITY OF THE COMPANY. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by a Recipient or other person due to the exercise of an Option.

         (P) AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, the Plan, Recipients or eligible persons are subject. Any amendment, whether with or without the approval of shareholders, that alters the terms or provisions of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) shall be effective only with the consent of the Recipient to whom the Option was granted or the holder currently entitled to exercise it.

         (Q) EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.

         (R) DURATION OF PLAN. Options may be granted under this Plan only during the ten years immediately following the effective date of this Plan.

         (S) APPLICABLE LAW. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

         (T) EFFECTIVE DATE. The effective date of this Plan, as amended, shall be the earlier of (a) the date on which the Board adopts the amended Plan, or
(b) the date on which the Shareholders approve the amended Plan.

                                                                       APPENDIX


                             POWERCERV CORPORATION
                       400 NORTH ASHLEY DRIVE, SUITE 2700
                              TAMPA, FLORIDA 33602


       PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON JUNE 2, 1998

         The undersigned hereby appoints Marc J. Fratello and Stephen M. Wagman, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of PowerCerv Corporation held of record by the undersigned on April 28, 1998, at the annual meeting of shareholders to be held on June 2, 1998 or any adjournment thereof.


    1.   ELECTION OF DIRECTORS    [ ]  FOR all nominees listed below    [ ]  WITHHOLD AUTHORITY
                                   (except as marked to the              to vote for all nominees
                                   contrary below).                      listed below.



         (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

         Roy E. Crippen, III, Marc J. Fratello, O.G. Greene, Stuart C. Johnson, Michael J. Simmons



     2. TO CONSIDER AND VOTE UPON A PROPOSAL TO AMEND THE COMPANY'S 1995 STOCK OPTION PLAN (THE "PLAN") TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 2,250,000 SHARES TO 3,675,000 SHARES AND TO MODIFY CERTAIN OF THE PROVISIONS OF THE PLAN RELATING TO ITS ADMINISTRATION AND OTHER MATTERS.

              [ ]  FOR                   [ ]  AGAINST             [ ]  ABSTAIN





           THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE
                 (continued and to be signed on reverse side)

     3. IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

              [ ]  FOR                   [ ]  AGAINST             [ ]  ABSTAIN


         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS IN ITEMS 2 AND 3.



         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.



DATED:___________________, 1998            ____________________________________
PLEASE MARK, SIGN, DATE AND RETURN         Signature
THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE
__________________________________         ____________________________________
                                           Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE